EXHIBIT 2.1

SETTLEMENT AND SECURITIES PURCHASE AGREEMENT

THIS AGREEMENT (“Agreement”), dated this 21st day September 2004 (the “Execution Date”), is entered into by and among PET CAPITAL PARTNERS, LLC (“PET”), ABSOLUTE RETURN EUROPE FUND (“ARE”), EUROPEAN CATALYST FUND (“ECF”), SUSAN DEVINE (“Devine”), NAFT VENTURES I LLC (“NAFT”), MARC H. BELL (“Bell”), DANIEL STATON (“Staton”), DR. LUIS ENRIQUE MOLINA GALEANA (“Molina”), PENTHOUSE INTERNATIONAL, INC., a Florida corporation (“PII”), THE MOLINA VECTOR INVESTMENT TRUST, a California trust (the “Molina Trust”); GMI INVESTMENT PARTNERS, a New York general partnership (“GMI Partners”); and MILBERG WEISS BERSHAD & SCHULMAN LLP (the “Escrow Agent”).  Each of PET, ARE, Devine, NAFT, Bell, Staton, Molina, PII, the Molina Trust, GMI Partners and the Escrow Agent is hereinafter referred to individually as a “Party” and collectively as the “Parties”).

I N T R O D U C T I O N:

This Agreement has been entered into with reference to the following:

A.  On August 12, 2003, General Media, Inc., a Delaware corporation (“GMI”) and its direct and indirect subsidiaries consisting of General Media Art Holding, Inc., General Media Communications, Inc., General Media Entertainment, Inc., General Media (UK), Ltd., GMCI Internet Operations, Inc., GMI On-Line Ventures, Ltd., Penthouse Images Acquisitions, Ltd. and Pure Entertainment Telecommunications, Inc. (collectively, with GMI, the “Debtors”) filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court, Southern District of New York (the “Bankruptcy Court”), Case No. 03-15078 (SMB) (the “Bankruptcy Case”).

B.

PET, ARE, ECF, Devine and NAFT (collectively, the “Senior Note Holder Parties”) own, approximately $35,500,000 in aggregate principal amount of 15% Senior Notes of GMI due 2004 (the “Senior Notes”) issued by General Media, Inc. (“GMI”); which Senior Notes, represent, in the aggregate, approximately 96% of all Allowed Class 2A Senior Note Claims in the Bankruptcy Case, which voted in favor of Debtors’ Fourth Amended Joint Plan of Reorganization, filed with the Bankruptcy Court on August 12, 2004 (the “Plan”).  As at the date of this Agreement, the Senior Note Holder Parties estimate that they have, or will prior to the Effective Date have, invested approximately $37,000,000 to purchase Senior Notes, provide the DIP Credit Facility and to pay fees and expenses associated with the Bankruptcy Case.

C.

Pursuant to a preferred stock purchase agreement, dated as of March 31, 2004, among PET, ARE, Devine, NAFT, Molina, PII and the Molina Trust (the “Preferred Stock Purchase Agreement”) (a) PET and ARE sold 100% of the outstanding shares of GMI Preferred Stock to Molina for increasing rate notes aggregating

$10,248,341.98 (the “Molina Notes”), (b) the Molina Trust and PII guaranteed payment of the Molina Notes, and (c) the Molina Trust secured its guaranty by pledging to PET and ARE 10,050,000 shares of PII Series C Preferred Stock (the “Pledged PII Series C Preferred Stock”).

D.

On July 9, 2004, PET and ARE filed in the Supreme Court of the State of New York, New York County (the “NY Supreme Court”) a motion for summary judgment under Section 3213 of the New York Civil Practice Law and Rules against Molina, the Molina Trust and PII alleging that Molina has defaulted in his obligations under the Molina Notes (the “Molina Collection Action”), and on August 25, 2004, through the Escrow Agent, as pledgee agent, PET and ARE sought to (i) foreclose on the Pledged PII Series C Preferred Stock, and (ii) vote such Pledged PII Series C Preferred Stock to reconstitute the board of directors of PII.

E.

On August 12, 2004, PII, Molina and the Molina Trust commenced an action in the NY Supreme Court against Bell, Staton, PET, NAFT, ARE and Devine, index no. 602604/04 (the “PII Litigation”), which was removed to the Bankruptcy Court.

F.

The Parties hereto desire to (a) resolve, settle and dismiss, with prejudice, the Molina Collection Action, the PII Litigation, all other claims, causes of action and other disputes involving the Parties, and all other claims, objections to, appeals of and motions in opposition to, the Plan (collectively, the “Disputes”), and (b) provide for a mechanism by which GMI Partners or its “Permitted Transferee” (as hereinafter defined) may purchase shares of New GMI Common Stock, and participate, as equity owners, in the future operations of the Reorganized Debtors.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.

Definitions.

Unless otherwise separately defined herein, all capitalized terms, when used in this Agreement, shall have the same meaning as such terms are defined in the Plan.  As used in this Agreement, the term “Person” shall mean and include any one or more individual, corporation, partnership, limited liability corporation, entity, trust, instrumentality or governmental authority.  As used here, the term “Affiliate” shall have the same meaning as is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  As used herein, the term “GMI Corporations” shall mean and include the Reorganized GMI, each of the Reorganized Debtors and any future Subsidiaries of GMI or the Reorganized Debtors.

2.

Accuracy of Statements Contained in the Introduction.

In addition to the other representations and warranties made by one or more of the Parties that are set forth elsewhere in this Agreement, it is expressly understood and agreed that (a) the accuracy of the statements set forth in Clause A and Clause E of the Introduction to this Agreement constitutes the several representations and warranties of PII, Molina and the Molina Trust, (b) the accuracy of the statements set forth in Clause B (other than the last sentence thereof, which is an estimate only) and Clause D of the Introduction to this Agreement constitutes the several representations and warranties of PET, ARE, Devine, NAFT, Bell and Staton, and (c) the accuracy of the statements set forth in Clause C of the Introduction to this Agreement constitutes the several representations and warranties of all Parties other than GMI Partners and the Escrow Agent.  PET and NAFT are “Affiliates” (as that term is defined under Rule 405 under the Securities Act of 1933, as amended) of Bell and Staton.

3.

Purchase of New GMI Common Stock.

(a)

On the Effective Date

of the Plan, GMI Partners (the “Purchaser”) shall purchase from the Senior Note Holder Parties, and the Senior Note Holder Parties shall sell to the Purchaser, a minimum of 241,908 shares of New GMI Common Stock to a maximum of 483,815 shares of New GMI Common Stock (the “Subject Shares”).  If all 483,815 Subject Shares shall be purchased, the same shall represent, in the aggregate, the same aggregate number of shares of New GMI Common Stock as shall be issued to and owned of record and beneficially by all Senior Note Holder Parties or their Affiliates immediately following the Effective Date of the Plan.  The aggregate number of Subject Shares that GMI Partners shall purchase shall (within such minimum and maximum amounts) be as determined by the GMI Partners.

(b)

Immediately following the Effective Date, the Certificate of Incorporation of Reorganized General Media shall be amended to authorize 100.0 million shares of voting Common Stock (the “Common Stock”), and 100.0 million shares of Class B Non-Voting Common Stock (the “Class B Common Stock”).  The rights, preferences and privileges of the Common Stock and the Class B Common Stock shall be identical in all respects, except that the Class B Common Stock shall be non-voting.  Once authorized, the Purchaser will exchange with the Reorganized General Media its shares of Common Stock for a like number of shares of Class B Common Stock, which Class B Common Stock shall thereupon constitute the Subject Shares.  Upon such exchange by the Purchaser, the total issued and outstanding capital stock of Reorganized General Media shall consist: (i) as to the Senior Note Holder Parties or their Affiliates, an aggregate of 967,630 shares of Common Stock, less the aggregate number of Subject Shares acquired by the Purchaser hereunder (up to a maximum of 483,815 Subject Shares), (ii) as to other holders of Senior Notes, an aggregate of 32,370 shares of Common Stock; and (iii) as to the Purchaser, the minimum of 241,908 shares to a maximum of 483,815 shares of Class B Common Stock issued as the Subject Shares.  Stock certificates evidencing such Class B Common Stock shall be issued to the Purchaser as soon as practicable following the Effective Date of the Plan.

Notwithstanding the foregoing, immediately prior to the earliest to occur of: (i) consummation of a sale of all or substantially all of the assets or capital stock of the GMI Corporations to any unaffiliated third party, or the merger, consolidation or combination of the GMI Corporations with any Person who is not an Affiliate of any of the Parties or their Affiliates (a “Sale of Control”), (ii) consummation of an underwritten initial public offering of securities of Reorganized GMI or the “reverse merger” of the GMI Corporations with or into a publicly traded company (a “Public GMI Entity”), the Purchaser shall have the right to exchange all shares of Class B Common Stock of Reorganized GMI for a like number of shares of Common Stock.

(c)

The purchase price for each of the Subject Shares shall be $41.338 per Subject Share, or a minimum aggregate sum of Ten Million ($10,000,000) Dollars to a maximum aggregate sum of Twenty Million ($20,000,000) Dollars (the “Purchase Price”).  Such Purchase Price shall be payable in full in cash in immediately available funds on the Funding Date to the Escrow Agent, as provided in Section 3(d) below.

(d)

On or before 5:00 P.M. (New York time) on Wednesday, September 29, 2004 (the “Funding Date”) the Purchaser shall cause to be delivered to the attorneys’ escrow account of the Escrow Agent, the full Purchase Price by wire transfer of immediately available funds; provided, that, if on or before the Funding Date (i) GMI Partners shall elect to purchase, for $20,000,000, the maximum of 483,315 Subject Shares, and (ii) PII and the Purchaser shall deliver irrevocable and unconditional instructions to Newman & Newman P.C., to be executed by PII, Newman & Newman P.C. and the Purchaser and in form and content satisfactory to the Senior Note Holders in the exercise of their sole discretion (the “Irrevocable Wire Instructions”), to wire up to $500,000 of the escrowed funds referred to in Section 6(d) below to the Escrow Agent on the Escrow Funds Release Date, the same shall be deemed timely delivery of $500,000 of such $20,000,000 Purchase Price to the Escrow Agent for purposes of this Section 3(d).  In the event the full minimum $10,000,000 Purchase Price for 241,907.5 Subject Shares is not so received by 5:00 P.M. (New York Time) on the Funding Date in accordance with the preceding sentence, this Agreement shall be deemed to be null and void ab initio and the Parties shall, in all respects, be returned to the status quo ante, except as provided in Section 4 below.  The Purchase Price, the Stockholders Agreement, the New Molina Note, the New PII Guaranty, the New Molina Trust Guaranty, the Purchaser Non-Recourse Guaranty, the Confession of Judgment, the Molina Collection Action Stipulations of Dismissal, the Option Subject Shares, the related stock powers and the General Releases described in Section 4 (collectively, the “Escrow Property”) shall be held by the Escrow Agent, all in accordance with the terms of this Agreement and the escrow agreement annexed hereto as Exhibit A and made a part hereof (the “Escrow Agreement”).

4.

Termination and Settlement of Disputes; General Releases and Deliveries by Escrow Agent.

(a)

PII Litigation Stipulations of Dismissal. On the Execution Date of this Agreement, all of the relevant Parties to the PII Litigation shall cause such litigation to be dismissed with prejudice, and shall directly, or through their counsel, cause stipulations of dismissal of the PII Litigation, with prejudice (the “PII Litigation Stipulations of Dismissal”) to be filed in the Bankruptcy Court and/or in the New York Supreme Court, as appropriate.

(b)

Settlement of Molina Collection Action.

(i)

Each of the Parties hereto do hereby agree that, on the Funding Date, all of the terms and conditions and conditions of the Preferred Stock Purchase Agreement shall be deemed to be null and void, ab initio and without and further force or effect, and (i) the Molina Notes shall be returned to Molina, marked “cancelled”, and (ii) the Escrow Agent, in its capacity as pledgee, shall return the Pledged PII Series C Preferred Stock to the Molina Trust.

(ii)

Each of the Senior Note Holder Parties, Bell, Staton, PII, Molina and the Molina Trust, do hereby agree to settle, for the Settlement Payment hereinafter described, all disputes and controversies in connection with the Preferred Stock Purchase Agreement and the Molina Collection Action. On the Funding Date, the relevant Parties shall directly, or through their counsel, cause stipulations of dismissal of the Molina Collection Action, with prejudice (the “Molina Collection Action Stipulations of Dismissal”) to be executed and delivered to the Escrow Agent, to be held as part of the Escrow Property, and delivered or destroyed by the Escrow Agent in accordance with this Agreement and in the Escrow Agreement.

(iii)

In full settlement of the Molina Collection Action, Molina hereby covenants and agrees that he is justly indebted to the Senior Note Holder Parties in the amount of $2.0 million and hereby agrees to pay to the Senior Note Holder Parties the sum of $2.0 million (the “Settlement Payment”) in the manner hereinafter set forth. The Settlement Payment shall be evidenced by Molina’s $2.0 million promissory note due as to principal and accrued interest on December 31, 2004 and in the form of Exhibit B annexed hereto (the “New Molina Note”).  Such New Molina Note shall be represented by a 6% $2.0 million note, payable in full in cash, together with all interest accrued thereon, on December 31, 2004.  In addition, on the Funding Date, Molina shall execute and deliver to the Escrow Agent a confession of judgment in the form of Exhibit C annexed hereto (the “Confession of Judgment”).

(iv)

Each of the Molina Trust and PII do hereby agree to unconditionally and irrevocably guaranty payment in full of the New Molina Note, pursuant to the terms of the separate guarantees in the form of Exhibit D-1 annexed hereto (the “New Molina Trust Guaranty”) and Exhibit D-2 annexed hereto (the “New PII Guaranty”).  In addition, the Purchaser of the Subject Shares shall execute and deliver to the Escrow Agent its non-recourse guaranty of the New Molina Note in the form of Exhibit E annexed hereto (the “Purchaser Non-Recourse Guaranty”); pursuant to which Purchaser Non-Recourse Guaranty, if a default in payment of the New Molina Note shall occur and be continuing, in addition to (and not in lieu of) any other rights and remedies available to the holder(s) of the New Molina Note, whether under the Confession of Judgment, the New Molina Trust Guaranty, the New PII Guaranty, or otherwise, the Senior

Note Holder Parties may (x) as their sole remedy against the Purchaser, at their option: (A) repurchase from the Purchaser, for $1.00 per Subject Share, 48,381 of  the aggregate number of Subject Shares acquired by the Purchaser hereunder (the “Option Subject Shares”), and (B) cancel all of the Licenses to the Licensed Rights described in Section 7(i) below, and (y) cancel the Transaction Processing Agreement described in Section 7(h) below.

(v)

In addition to any other right or remedy available to them under this Section 4(b), if an event of default under the Molina Note shall occur and be continuing, the Senior Note Holder Parties may (A) immediately cause the Escrow Agent to file and record the Confession of Judgment in the appropriate court and jurisdiction in the United States and/or Mexico, and (B) immediately cancel the Resort License and the Magazine License described in Section 7(k) below.

(c)

Withdrawal of Plan Objections. On the Execution Date, each of PII, Molina and the Molina Trust shall, by written stipulations filed or placed on the record in the Bankruptcy Court, (i) withdraw any and all motions made by or on its behalf for reconsideration of the Confirmation Order of the Plan, (ii) withdraw all motions relating to 2004 discovery, and (iii) consent to an order with respect to the $1.0 million deposit referred to in Section 6(d) consistent with this Agreement and (iv) waive its right to file with the Bankruptcy Court or any other court or tribunal any further objections to the Plan or appeals of the Confirmation Order.

(d)

Bell/Staton Group Releases On the Execution Date, PII, Molina, the Molina Trust, on behalf of themselves and their respective Affiliates shall (i) execute general releases to each of the Senior Note Holder Parties, Bell, Staton, and their respective officers, directors, shareholders, agents, attorneys, members, partners and Affiliates, in form and substance reasonably satisfactory to such Parties and their counsel, which releases shall expressly exclude the transactions contemplated by this Agreement, including, without limitation, the provisions of Section 4(b) above (the “Bell/Staton Group Releases”), and (ii) cause such Bell/Staton Group Releases to be delivered to the Escrow Agent to be held in escrow pursuant to this Agreement and the Escrow Agreement.

(e)

 PII Group Releases On the Execution Date, each of the Senior Note Holder Parties, Bell and Staton, on behalf of themselves and their respective Affiliates, shall (i) execute general releases to each of PII, Molina, the Molina Trust, and their respective officers, directors, shareholders, agents, attorneys, members, partners, trustees and Affiliates, in form and substance reasonably satisfactory to such Parties and their counsel, which releases shall expressly exclude the transactions contemplated by this Agreement (the “PII Group Releases”), and (ii) cause such PII Group Releases to be delivered to the Escrow Agent to be held in escrow pursuant to this Agreement and the Escrow Agreement.

(f)

Deliveries by Escrow Agent. Pursuant to the Escrow Agreement:

(i)

If the Effective Date of the Plan shall occur by October 31, 2004, the Escrow Agent shall (A) deliver the Purchase Price to the Senior Note Holder Parties (inclusive of, if applicable, the $500,000 in cash wired to the Escrow Agent by Newman & Newman P.C. in accordance with the Irrevocable Wire Instructions), in proportion to their respective interests in the Common Stock, or as they may otherwise agree in writing, (B) cause the Molina Collection Action Stipulations of Dismissal to be filed in the New York Supreme Court and deliver the General Releases to the relevant Parties or their counsel, (C) retain in escrow pursuant to the terms of the Escrow Agreement, the Confession of Judgment and Option Subject Shares acquired by the Purchaser, (D) deliver the Stockholders Agreement to the relevant Parties, and (E) deliver to the Senior Note Holder Parties the New Molina Note, the New PII Guaranty the New Molina Trust Guaranty, the Purchaser Non-Recourse Guaranty.

(ii)

In the event that for any reason, other than as a direct result of a material breach by any of the PII Group Parties of their covenants and agreements set forth in Section 6(a) of this Agreement, the Effective Date of the Plan shall not have occurred by October 31, 2004, then at the sole option of either the Purchaser or Bell and Staton, this Agreement may be terminated, and not later than five business days following receipt of written notice of termination from the terminating Party.  If this Agreement shall be so terminated, the Escrow Agent shall (A) deliver the Purchase Price, together with all interest accrued thereon and the Purchaser Non-Recourse Guaranty to PII, the Purchaser or their designee, (B) deliver the $2.0 Million Molina Note, the New PII Guaranty and the New Molina Trust Guaranty to the Senior Note Holder Parties, (C) retain in escrow the Confession of Judgment, to be recorded in the appropriate jurisdiction(s) if an event of default in payment of the $2.0 Million Molina Note shall occur, (D) cause the Molina Collection Action Stipulations of Dismissal to be filed in the New York Supreme Court, and deliver the General Releases to the relevant Parties or their counsel, and (E) destroy all copies of the executed Stockholders Agreement.  In the event that the Effective Date of the Plan shall not have occurred by October 31, 2004 as a direct result of a material breach by any of the PII Group Parties of their covenants and agreements set forth in Section 6(a) of this Agreement, the Escrow Agent shall continue to hold the Escrow Property until it receives instructions from all the Parties hereto or a final order of a court of competent jurisdiction.

5.

Representations and Warranties of the Parties.  In addition to (and not in lieu of) the representations and warranties of the Parties set forth in Section 2 of this Agreement, the respective Parties do hereby represent and warrant, as follows:

(a)

By the Senior Note Holder Parties, Bell and Staton. Each of the Senior Note Holder Parties, Bell and Staton, individually and on behalf of their respective Affiliates (collectively, the “Bell/Staton Group Parties”) severally make the following representations and warranties to Molina, PII, the Molina Trust, GMI Partners and the Purchaser:

(i)

This Agreement has been duly executed and delivered by the Bell/Staton Group Parties and represents a legal and binding obligation upon each of them, enforceable in accordance with its terms, except to the extent enforcement may be limited by bankruptcy or insolvency laws or other principles of equity.

(ii)

The execution and delivery and performance of this Agreement by such Bell/Staton Group Parties will not violate any requirement of law or contractual obligation of such Party or Parties and will not result in, or require, the creation or imposition of any lien on any of its or their properties or revenues.

 (iii)

Immediately prior to the sale of the Subject Shares to the Purchaser, the Senior Note Holder Parties will own or be entitled to own of record and beneficially an aggregate of 967,630 shares of New GMI Common Stock.

(iv)

On the Effective Date, the Senior Note Holder Parties shall have the full power and authority to sell and transfer to the Purchaser all right, title and interest in and to the Subject Shares, free and clear of all liens, claims, encumbrances, security interests or rights of third parties (collectively, “Liens”) of any kind.

(b)

By the PII, Molina, the Molina Trust and GMI Partners. Each of PII, Molina, the Molina Trust and GMI Partners (collectively, the “PII Group Parties”) severally represent and warrant to each of the Bell/Staton Group Parties, as follows:

(i)

The Subject Shares are being purchased by GMI Partners, on behalf of its Permitted Transferee, pursuant to an exemption from registration contained in the Securities Act of 1933, as amended, and any successor statute (the “Securities Act”) based in part upon each PII Group Party’s representations that such Person is an “accredited investor” within the meaning of Regulation D under the Securities Act.  Each PII Group Party confirms that he or it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Subject Shares to be purchased by it under this Agreement. Each PII Group Party further confirms that he or it has had an opportunity to ask questions and receive answers from the Bell/Staton Group Parties regarding the Debtors business, management and financial affairs and the terms and conditions of the Plan and to obtain additional information (to the extent the Bell/Staton Group Parties possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the PII Group Parties or to which the PII Group Parties had access.

(ii)

Each member of the PII Group Parties has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Debtors so that he or it is capable of evaluating the merits and risks of its investment in the Debtors and has the capacity to protect his or its own interests.  Each member of the PII Group Parties must bear the economic risk of this investment until the Subject Shares are sold pursuant to (A) an effective registration statement under the Securities Act, or (B) an exemption from registration is available with respect to such sale.

(iii)

Each member of the PII Group Parties is acquiring the Subject Shares for such member of the PII Group Parties’ own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.

(iv)

Each member of the PII Group Parties represents that by reason of its or his, or of its management's, business and financial experience, that he or it has the capacity to evaluate the merits and risks of his or its investment in the Subject Shares and to protect his or its own interests in connection with the transactions contemplated in this Agreement.  Further, each member of the PII Group Parties is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(v)

Each member of the PII Group Parties represents that he or it is an accredited investor within the meaning of Regulation D under the Securities Act.

(vi)

The Permitted Transferee of GMI Partners referred to in Section 8 below, does hereby covenant and agree, upon execution of the Joinder Agreement referred to in such Section 8, that it complies with all of the representations and warranties set forth in this Section 6(b).

(vii)

The stock certificate(s) evidencing the Subject Shares, when delivered to the Purchaser or its Permitted Transferee shall contain the following legend:

The securities evidenced by this certificate have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered, sold, pledged or otherwise transferred ("transferred") in the absence of such registration or an applicable exemption therefrom. In the absence of such registration, such securities may not be transferred unless, if the Company requests, the Company has received a written opinion from counsel in form and substance satisfactory to the Company stating that such transfer is being made in compliance with all applicable federal and state securities laws.

6.

Covenants and Agreement of the Parties Prior to the Effective Date of the Plan.

(a)

By the PII Group Parties. Each member of the PII Group Parties do hereby covenant and agree, on his or its own behalf and on behalf of all of his or its respective Affiliates, that from and after the date of this Agreement through and including the earlier to occur of (A) termination of this Agreement pursuant to the provisions hereof, or (B) the Effective Date of the Plan:

(i)

without incurring any additional liability, cost or expense, he or it shall support the consummation of the Plan and all efforts of the Debtors and the Senior Note Holder Parties to consummate the Plan and cause the Effective Date to occur as soon as practicable, but in no event later than October 31, 2004; and

(ii)

he or it shall (A) refrain from making, sponsoring, or otherwise participating in any press releases or other public announcements or statements that are derogatory to the Bell/Staton Group Parties, or any member thereof, and  (B) not make any public announcements concerning this Agreement and the transactions contemplated hereby, other than the press releases in the form of Exhibit F annexed hereto which is agreed by the PII Group Parties are the only press releases required by applicable securities laws, one to be issued on the Funding Date and one to be issued on the Effective Date of the Plan.

(b)

By the Bell/Staton Group Parties. Each member of the Bell/Staton Group Parties do hereby covenant and agree, on his or its own behalf and on behalf of all of his or its respective Affiliates, that from and after the date of this Agreement through and including the earlier to occur of (A) termination of this Agreement pursuant to the provisions hereof, or (B) the Effective Date of the Plan:

(i)

without incurring any additional liability, he or it shall use his or its best efforts to consummate the Plan and cause the Effective Date to occur Date to occur as soon as practicable, but in no event later than October 31, 2004;

(ii)

pending the Funding Date, he or it shall take no further action in connection with the Molina Collection Action, seeking to foreclose upon or sell the Pledged Series C Preferred Stock or attempting to reconstitute the board of directors of PII, and from and after the Funding Date, shall fully comply with all of the provisions of Section 4 of this Agreement;

(iii)

he or it shall (A) refrain from making, sponsoring, or otherwise participating in any press releases or other public announcements or statements that are derogatory to the PII Group Parties or any member thereof, and  (B) not make any public announcements concerning this Agreement and the transactions contemplated hereby, other than the press releases in the form of Exhibit F annexed hereto which is agreed by the Bell/Staton Group Parties are the only press releases required by applicable securities laws, one to be issued on the Funding Date and one to be issued on the Effective Date of the Plan; and

(iv)

he or it shall not, in any material respect, amend, modify, restate or otherwise change the Plan, any of the terms or conditions of any Exhibit or Schedule to the Plan, the capitalization of the Reorganized GMI and Reorganized Debtors, or any of the terms of the New GMI Common Stock, the New GMI Term Loan Notes and the Exit Financing Facility, without, in each instance, the written prior approval of both Charles Arnold and A.J. Nassar, as representatives of the PII Group Parties (the “PII Group Representatives”).

(c)

Waiver of Covenants and Conditions. Prior to the Effective Date of the Plan, the respective covenants and obligations of the respective Parties set forth in this Agreement, including Section 6 hereof, may be waived in writing (i) by Bell and Staton, acting on behalf of all of the Bell/Staton Group Parties (the “Bell/Staton Group Representatives”), and (ii) by Charles L. Samel and A.J. Nassar, acting on behalf of all of the PII Group Parties.

(d)

Release of PII Escrowed Funds. On the Funding Date or as soon thereafter as is practicable, but in no event later than the Effective Date of the Plan (the “Escrow Funds Release Date”), the Bell/Staton Group Parties and the PII Group Parties shall, to the extent applicable: (i) cause $500,000 of the $1.0 million deposit posted by PII in escrow with Newman & Newman P.C. in connection with the Bankruptcy Case to be wired by Newman & Newman P.C. to the Bell/Station Group Parties in accordance with Section 7(r) of this Agreement; and (ii) cause Newman & Newman P.C. to deliver $500,000 to the Escrow Agent, as part of the $20,000,000 Purchase Price, in accordance with the Irrevocable Wire Instructions; provided, that if the Purchase Price shall be less than $20,000,000, such $500,000 delivered to the Escrow Agent shall be remitted to the Reorganized Debtors.

7.

Covenants and Agreement of the Parties After the Effective Date of the Plan.

(a)

Boards of Directors. For so long as the Purchaser shall be the record and beneficial owner of 100% of the Subject Shares of Reorganized General Media (with such percentage subject to reduction at the rate of 1% for each 4,838 Subject Shares in excess of the minimum 241,908 Subject Shares acquired by the Purchaser hereunder), each member of the Bell/Staton Group Parties hereby agrees that he or it will vote all of his or its shares of Common Stock of Reorganized GMI, whether now owned or hereafter acquired, in favor of the election as a member of the board of directors of each of the GMI Corporations (collectively, the “Boards of Directors”) one (1) representative of the Purchaser (the “Purchaser Board Representative”).  In addition to one Purchaser Board Representative, the Boards of Directors shall permit a second representative of the Purchaser to attend meetings as an invited guest; provided, such Person shall have no right to vote or otherwise participate in meetings. The Purchaser Board Representative and the invited guest shall be Persons who shall be reasonably acceptable to the Bell/Staton Group Parties; provided, that neither Molina, the Molina Trust, any executive officer of PII, nor any of their Affiliates or associates shall serve as the Purchaser Board Representative, without the prior written approval of the Bell/Staton Group Representatives.  In the event that the initial Purchaser Board Representative shall fail or be unable to serve as a member of the Boards of Directors, such vacancy shall be filled solely by another designee of the Purchaser reasonable acceptable to the Bell/Staton Group Parties.  At each regular or special meeting of the stockholders of the GMI Corporations called for the purpose, in whole or in part, to elect directors of such GMI Corporation, all Parties shall vote all of their shares of New GMI Common Stock to implement the provisions of this Section 7(a).   It is understood and agreed that the foregoing agreement of the Bell/Staton Group Parties shall terminate upon the sale or transfer of any of their Reorganized GMI Common Stock to any Person who is not an Affiliate of such transferor, but only with respect to the voting of such sold or transferred shares of Reorganized GMI Common Stock.

The GMI Corporations shall, from and after the Effective Date of the Plan: (A) conduct regularly scheduled in-person joint meetings of the Boards of Directors of the GMI Corporations not less than quarterly and within 45 days after the end of each fiscal quarter; (B) provide written notice (delivered by hand, certified mail, facsimile transmission or email) of such regular meetings to all members of the Boards of Directors not less than ten (10) days prior to the dates of such meetings;  and (C) furnish all members of the Boards of Directors with the most currently available financial information and reports concerning the GMI Corporations, including the Annual Financial Statements and quarterly financial statements referred to in Section 7(c)(i) and (ii) above.  Unless prior notice shall be waived, special meetings of the Boards of Directors may be called in-person or by telephone conference call upon not less than one business (1) day’s prior notice (delivered by hand, certified mail, facsimile transmission or email) to all members of the Boards of Directors and to such legal counsel as may, from time to time, be designated by the Purchaser Board Representative as his or her counsel.

(b)

Management of the GMI Corporations. The GMI Corporations shall be managed solely by the respective Boards of Directors of each of the GMI Corporations, and, subject at all times to the provisions of this Section 7 and the “Stockholders Agreement” (as hereinafter defined), such Boards of Directors shall have the sole authority to manage, control and operate the GMI Corporations, establish policy, enter into agreements, consummate acquisitions, financings and other transactions, appoint, hire or fire all executive officers, agents, professional and others providing services to any or all of the GMI Corporations, and otherwise exercise all functions and authority otherwise granted to a board of directors of a Delaware corporation.

(c)

Financial Statements. The Parties hereto do hereby agree that for so long as the Purchaser shall continue to be the record and beneficial owner of at least 50% of the Subject Shares (with such percentage subject to reduction at the rate of 1% for each 9,676 Subject Shares in excess of the minimum 241,908 Subject Shares acquired by the Purchaser hereunder):

(i)

within 90 days after the end of each fiscal year, the GMI Corporations shall furnish to all shareholders (including the Purchaser) consolidated financial statements as at such fiscal year end at for the fiscal year then ended (the “Annual Financial Statements”) complying in all material respects with Regulation S-X promulgated under the Securities Act; which Annual Financial Statements shall be audited by recognized accounting firm designated by the GMI Board of Directors (the “Accountants”); and

(ii)

within 45 days after the end of each of its fiscal quarters, Reorganized GMI shall furnish to all shareholders (including the Purchaser) unaudited consolidated balance sheets, statements of operations and statements of cash flows complying in all material respects with Regulation S-X promulgated under the Securities Act, which shall have been reviewed (but not audited) by the Accountants and certified as accurate by the Chief Financial Officer of Reorganized GMI.

(d)

Certain Related Party Transactions. Except as otherwise expressly provided in this Agreement, from and after the Effective Date of the Plan and thereafter for so long as the Purchaser or any of his or its Affiliates shall continue to own 100% of the aggregate number of Subject Shares purchased hereunder (with such percentage subject to reduction at the rate of 1% for each 4,838 Subject Shares in excess of the minimum 241,908 Subject Shares acquired by the Purchaser hereunder), none of the GMI Corporations shall (i) make any loans or advances, (ii) sell, lease or otherwise assign or transfer any assets or properties of any of the GMI Corporations (whether tangible or intangible), or (iii) enter into any agreement, license, joint venture or related arrangement or transaction, whether written or oral with (individually or collectively, a “Related Party Transaction”), to or with any of Bell, Staton, their Affiliates or any other of the Bell/Staton Group Parties or any Affiliate of any of such Persons (individually, a “Related Party” and collectively, “Related Parties”), unless and until, prior to consummation thereof, such Related Party Transaction (A) shall have, as to its terms and conditions, been fully disclosed in writing to all members of the Boards of Directors (including the Purchaser Board Representative), and (B) shall have been approved in writing by either of the Purchaser Board Representative or by the Purchaser.  Notwithstanding the foregoing (x) the Boards of Directors of the GMI Corporations shall have the sole right to engage all attorneys, accountants or other professionals to render services on behalf of the GMI Corporations, irrespective of whether or not the same constitutes a Related Party Transaction, and (y) the GMI Corporations may lease office space from the Bell/Staton Group Parties or their Affiliates in Boca Raton, Florida, under a five year “triple net” lease, providing for rental of $15.00 per square foot and $9.00 per square foot for common area maintenance, and the GMI Corporations may enter into a renewal of such lease and any other lease of space from the Related Parties; provided, such leases are at market rates and customary terms for offices leases in the area.

(e)

Acquisitions of Securities by Related Parties. From and after the Effective Date of the Plan, neither GMI nor any of the other GMI Corporations shall issue or sell to any Related Party, and no Related Party shall purchase or otherwise receive from any of the GMI Corporations, any notes, debentures, or (other than employee stock options not otherwise prohibited by Section 7(g) hereof) any shares of capital stock, options, warrants, rights or other securities of any of the GMI Corporations (individually and collectively, a “Securities Acquisition”), unless (i) all of the terms and conditions of such Securities Acquisition shall have been fully disclosed in writing to all members of the Boards of Directors (including the Purchaser Board Representative) not less than twenty (20) days prior to consummation thereof, (ii) the terms and conditions of the proposed Securities Acquisition shall, in the aggregate, be no less favorable to the GMI Corporations (individually and collectively) than the terms and conditions of a financing that are otherwise available to any or all of the GMI Corporations from any unaffiliated Person that is not a Related Party, and (iii) the Purchaser shall be offered an opportunity to participate, on a pro-rata basis (determined by relation to the percentage by which the outstanding Subject Shares then owned by the Purchaser bears to the outstanding New GMI Common Stock owned by the Related Party or Related Parties) with the Related Party or Related Parties in such Securities Acquisition, and upon the same terms and conditions.

(f)

Related Party Financing Agreements. From and after the Effective Date of the Plan and for so long as the Related Parties shall have, directly or indirectly, designated a majority of the Board of Directors of the GMI Corporations, no Related Party shall (i) in his or its capacity as a lender, declare a default or otherwise accelerate the indebtedness evidenced by the New GMI Term Loan Notes, the Indenture relating to the New GMI Term Loan Notes, under the Exit Financing Facility, or under any amendments, modifications or restatements of any of the foregoing (each a “Related Party Financing Agreement”), solely by reason of the occurrence and continuation of a non-monetary default under any such Related Party Financing Agreement or (ii) in his or its capacity as a lender, absent a monetary default, amend, modify, restate or otherwise change the terms of any Related Party Financing Agreement that, individually or in the aggregate, would be materially adverse to the GMI Corporations.  In the event that a monetary default under any of the Related Party Financing Agreements should occur and be continuing, if any Related Party shall elect to advance additional funds to the GMI Corporations, the covenants and provisions contained in Section 7(f) above shall be applicable to any such additional financing or any amendment, modification or restatement to any Related Party Financing Agreement that may be proposed by any Related Party.

(g)

Limitations on Certain Remuneration. The Parties hereto do hereby agree that, from and after the Effective Date and thereafter for so long as the Purchaser or any of his or its Affiliates shall continue to own 100% of the aggregate number of Subject Shares purchased hereunder (with such percentage subject to reduction at the rate of 1% for each 4,838 Subject Shares in excess of the minimum 241,908 Subject Shares acquired by the Purchaser hereunder), without the prior written consent of the Purchaser Board Representative or the Purchaser, neither GMI nor any of the GMI Corporations shall:

(i)

create or establish any stock option, stock purchase or other stock bonus plan or stock pool (a “Stock Plan”), or grant or issue any employee stock options, warrants or other rights to purchase New GMI Common Stock or capital stock of any of the GMI Corporations (“Stock Rights”) that, individually or in the aggregate, would exceed 10% of the then outstanding shares of New GMI Common Stock or capital stock of any other GMI Corporation, on a fully-diluted basis, after giving effect to all then outstanding securities convertible into or exercisable or exchangeable for shares of New GMI Common Stock or capital stock of any of the GMI Corporations (“Fully-Diluted Stock”);

(ii)

grant to any one or more Related Party any Stock Rights that would exceed, individually or in the aggregate, three (3%) percent of the Fully-Diluted Stock of New GMI or any other GMI Corporations; provided, that in the event and to the extent that either Bell or Staton shall, pursuant to two year or longer employment agreements acceptable to the Board of Directors of Reorganized General Media, devote substantially all of their business and professional time to the GMI Corporations, such three (3%) percent limitation may be increased by such Board of Directors to up to six (6%) percent.

(iii)

make any payments of cash or other property, whether as salaries, bonuses, management fees, consulting fees, performance bonuses, loans, advances, or otherwise to any one or more Related Party (collectively, “Related Party Payments”) that, individually or in the aggregate, would exceed on an annual basis more than ten percent (10%) of the net income before income taxes of the GMI Corporations; provided, that (A) no Related Party Payments may be made if the same would cause any default or event of default to occur under any loan agreement or other credit facility to which the GMI Corporations, or any of them, may be a party, and (B) subject to the foregoing limitations, Bell and Staton shall be entitled to receive annual compensation (which shall not include reimbursement for actual out-of-pocket business expenses incurred by such Parties, accompanied by vouchers therefore) from the GMI Corporations (x) initially, not to exceed an aggregate of $500,000 per annum, and (y) subject to increase in each fiscal year of the GMI Corporations following the first anniversary of the Effective Date of the Plan, at the rate of ten (10%) of the consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the GMI Corporations; provided, that in no event shall the aggregate annual compensation from the GMI Corporations payable to Bell and Station exceed $1,000,000 per annum.  In addition, Bell and Staton shall be entitled to participate in any bonus pool or program approved by the Board of Directors of the GMI Corporations; provided that such participation by both Bell and Staton shall not exceed 50% of such bonus pool.  Notwithstanding the foregoing, the limitations on Related Party Payments set forth in this Section 7(g)(iii) shall not be applicable to compensation paid to employees of Affiliates of Bell and Staton who perform actual services for any of the GMI Corporations and who receive customary and reasonable compensation; which compensation shall not be deemed a Related Party Payment for purposes of this Section 7(g)(iii).

(h)

Transaction Processing Agreement. On the Effective Date of the Plan, if Care Concepts I, Inc., a Delaware corporation (“CCI”) shall acquire the Subject Shares from GMI Partners, the Reorganized Debtors shall enter into a five (5) year non-exclusive Internet transaction processing agreement with Internet Billing Company, LLC (“iBill”), a wholly-owned Subsidiary of CCI, pursuant to which iBill shall, at competitive industry transaction processing rates and subject to mutually satisfactory performance standards, process transactions for the Reorganized Debtors on their web sites (the “Transaction Processing Agreement”).

(i)

Licensing Agreements. Subject to the provisions of Section 4(b) above, following the Effective Date of the Plan, the Purchaser or its Affiliates (the “Designated Licensees”) shall be granted the right of first refusal to obtain from the GMI Corporations ten (10) year world-wide exclusive licenses (the “Licenses”) to use all “Penthouse” and related trademarks owned or used by the Reorganized Debtors (the “Licensed Rights”) in connection with the ownership, operation, marketing, distribution and licensing of (i) auction websites, (ii) lifestyle resorts (excluding casinos), and (iii) travel agencies and travel related websites.  Such Licenses of the Licensed Rights shall (A) provide for mutually agreed upon quarterly royalties payable to the Reorganized Debtors based upon net revenues derived by the Designated Licensees from the use of the Licensed Rights, subject to mutually agreed upon minimum annual royalties, and (B) contain such other terms and conditions as shall be no less favorable to the Designated Licensees than the terms offered to the Reorganized Debtors by any unaffiliated third Person, including, without limitation, a requirement that content be presented in multiple languages.

(j)

Senior Debt Refinancing and Capital Contribution. Upon the Effective Date of the Plan, the Bell/Staton Group Parties shall own, in the aggregate, approximately $24,000,000 of outstanding New GMI Term Loan Notes.  Following the Effective Date of the Plan, the Reorganized Debtors may undertake, and (subject to the provisions of this Section 7(j)), shall have the right on one or more occasion to, refinance all or a portion of the New GMI Term Loan Notes and the Exit Refinancing Facility, all upon such terms and conditions as shall be acceptable to the Boards of Directors, in the exercise of their sole and absolute discretion (individually and collectively, the “Senior Debt Refinancing”).  In connection with each such Senior Debt Refinancing, for so long as the Purchaser or any of his or its Affiliates shall continue to own 100% of the aggregate number of Subject Shares purchased hereunder (with such percentage subject to reduction at the rate of 1% for each 4,838 Subject Shares in excess of the minimum 241,908 Subject Shares acquired by the Purchaser hereunder), the Parties hereto do hereby covenant and agree as follows:

(i)

The Senior Debt Refinancing shall, to the extent applicable, comply with all of the affirmative and negative covenants set forth in the Trust Indenture under which the New GMI Term Loan Notes were issued.

(ii)

The Bell/Staton Group Parties shall, upon consummation of each Senior Debt Refinancing, with respect to the New GMI Term Loan Notes owned by the Bell/Staton Group Parties, contribute to the equity of New GMI a cash amount (the “Capital Contribution”) equal to twenty-five (25%) percent of the principal amount of any such New GMI Term Loan Notes (such percentage subject to increase to up to fifty (50%) percent, at the rate of 1% for each 9,676 Subject Shares in excess of the minimum 241,908 Subject Shares acquired by Purchaser hereunder) being refinanced and repaid to the Bell/Staton Group Parties in connection with such Senior Debt Refinancing until such time as the Bell/Staton Group shall have made aggregate cash Capital Contributions to New GMI of $5,000,000 (subject to increase (A) at the rate of $20.67 for each Subject Share in excess of the minimum 241,908 Subject Shares acquired by Purchaser hereunder, and (B) as provided in Section 7(j)(iv) below).  No additional consideration, whether in cash, notes, property or shares of New GMI Common Stock or other securities of the GMI Corporations shall be issued to the Bell/Staton Group Parties or any other Related Party in connection with any such Capital Contribution.

(iii)

In the event that any or all of the GMI Corporations shall consummate one or more Senior Debt Refinancing(s), the proceeds of which Senior Debt Refinancing(s) are used, in whole or in part, to repay the principal amount of the New GMI Term Loan Notes held by the Bell/Staton Group Parties, and, in connection with such Senior Debt Refinancing(s), Reorganized General Media shall issue New GMI Common Stock or convertible securities, options, warrants or rights to purchase New GMI Common Stock (“New Equity”) that shall result in aggregate dilution of more than five percent (5%) to all then existing holders of the Reorganized General Media Common Stock and the Subject Shares, then and in such event (unless otherwise agreed by the Purchaser), any dilution in excess of five percent (5%) shall, at the option of the Bell/Staton Group Parties, either (A) be borne solely by the Bell/Staton Group Parties, or (B) the Bell/Staton Group Parties shall increase their cash Capital Contribution set forth in Section 7(j)(iii) above by an amount equal to $500,000 for every 100 basis points of New Equity in excess of 5%; provided, that such additional Capital Contributions, when combined with any additional payments made by the Bell/Staton Group Parties pursuant to Section 7(j)(iv) below shall not, in the aggregate, exceed $2,500,000, subject to increase to up to $5,000,000, at the rate of $10.33 for each Subject Share in excess of the minimum 241,908 Subject Shares acquired by Purchaser hereunder.

(iv)

In the event that, in connection with any Senior Debt Refinancing(s), the proceeds of which are used, in whole or in part, to repay the principal amount of the New GMI Term Loan Notes held by the Bell/Staton Group Parties, the annual interest rate payable under any term loan notes issued to the holder(s) of such Senior Debt Refinancing(s) (the “Future Term Notes”) shall exceed 12% per annum, then, and in such event, the Bell/Staton Group Parties may, at their option, either (A) pay to the GMI Corporations an annual sum equal to the amount by which such annual interest rate shall exceed 12% (the “Excess Amount”), either in cash or by a reduction of Related Party Payments otherwise permitted by Section 7(j)(iii) above, or (B) pay such Excess Amount by increasing their Capital Contribution to the GMI Corporations by that cash amount which, if invested by the GMI Corporations at the same annual interest rate then being charged by the issuer of the Future Term Notes, would equal the Excess Amount; provided, however, that such additional payments, when combined with any additional Capital Contributions pursuant to Section 7(j)(iii) above, shall not, in the aggregate, exceed $2,500,000, subject to increase to up to $5,000,000, at the rate of $10.33 for each Subject Share in excess of the minimum 241,908 Subject Shares acquired by Purchaser hereunder.

(v)

It is understood and agreed that, except as expressly set forth above, and subject to Section 7(e) of this Agreement, in the event that any of the GMI Corporations shall issue New Equity or other equity or equity-type securities, the dilution to holders of Common Stock or Subject Shares resulting therefrom shall be borne proportionately by all then existing holders of the Reorganized General Media Common Stock and the Subject Shares.

(k)

Licenses to Molina or Molina Affiliates. Following the Effective Date of the Plan and, subject to payment in full of the New Molina Note, as contemplated by Section 4(b), in no event later than December 31, 2004, the Reorganized Debtors shall grant to Molina or his Affiliates ten (10) year exclusive licenses throughout the Country of Mexico (the “Molina Licenses”) to use all “Penthouse” and related trademarks owned or used by the Reorganized Debtors in connection with the ownership, operation, marketing, distribution and licensing of (i) a Spanish language edition of Penthouse Magazine (the “Magazine License”), and (ii) resorts, vacation homes, Penthouse Clubs, convention centers and related real estate activities (the “Resort License”).  The Magazine License will provide that (w) a minimum annual royalty not to exceed $250,000 shall be payable to the Reorganized Debtors against a percentage royalty to be agreed upon, but not to exceed 7% of annual net revenues, (x) publication shall commence by January 1, 2006 and continue uninterrupted thereafter, (y) for mutually agreed upon circulation levels to be obtained by the licensee after December 31, 2006, and (z) for oversight by Reorganized GMI as to standards of content and quality of such Mexican version of Penthouse Magazine.  The Resort License shall (A) provide that a minimum annual royalty of $200,000 shall be payable to the Reorganized Debtors against a percentage royalty to be agreed upon, but not to exceed 5% of annual net revenues, payable quarterly, that are derived from use of the Licensed Rights, and (B) require the licensee to complete construction of the initial phase of the development and commence payment of royalties by not later than twenty-four (24) months after the date of the Resort License.  The final terms and conditions of the Magazine License and the Resort License shall be as mutually agreed upon between Molina and the Boards of Directors of Reorganized Debtors (with the Purchaser Representatives abstaining from voting thereon).  Notwithstanding the foregoing, the minimum annual royalties and percentage royalties set forth above in this Section 7(k) shall be no less favorable to the holder(s) of the Molina Licenses than those that may be obtained in the future from the Reorganized Debtors by any unaffiliated third party for similar licenses in similar circumstances, and are subject to prospective adjustment if more favorable terms are so granted to unaffiliated third parties by the Reorganized Debtors.

(l)

Stockholders Agreement. On the Funding Date, the Bell/Staton Group Parties and the Purchaser shall enter into a stockholders agreement in substantially the form of Exhibit G annexed hereto and made a part hereof (the “Stockholders Agreement”), which shall be delivered to the Escrow Agent pending the Effective Date.

(m)

Robert C. Guccione. None of the PII Group Parties nor any of their Affiliates or associates (including Charles L. Samel) shall, directly or indirectly aid, abet, assist or otherwise participate with Robert C. Guccione or his Affiliates in connection with the use of any “Penthouse” and “Penthouse” related trademarks.  In addition, PII Group Parties and Charles L. Samel shall cooperate in all respects with the Reorganized Debtors in any legal effort (whether before the Bankruptcy Court or otherwise) to enjoin or otherwise compel Robert C. Guccione or his Affiliates to cease the use of or transfer ownership of all such “Penthouse” and “Penthouse” related trademarks to the Reorganized Debtors.  No member of the family of Robert C. Guccione shall be employed by or otherwise render services to the GMI Corporations. Nothing contained in this Agreement shall obligate any of the GMI Corporations or any of the Bell/Staton Group Parties to maintain or service the indebtedness on the townhouse located at 14-16 East 67th Street, New York, New York (the “Townhouse”), currently owned by PH Realty Associates LLC, a Subsidiary of PII; it being understood that such Townhouse is the sole responsibility of PII or any successor owner thereof.

(n)

Audit of Historical Financial Statements of Debtors. The Parties hereto do hereby agree that Stonefield Josephson & Company (the “PII Auditors”) shall complete, as soon as practicable following the Effective Date (i) an audit of the consolidated financial statements of GMI and the other Debtors as at December 31, 2003 and for the fiscal year then ended (the “Debtors 2003 Financial Statements”). If requested by Purchaser or the American Stock Exchange, the PII Auditors or other accountants selected by the Reorganized GMI Board of Directors, shall also audit the consolidated financial statements of GMI and the other Debtors as at June 30, 2004 and for the six months then ended (the “Debtors June 30, 2004 Financial Statements”), and (ii) an unaudited pro-forma consolidated balance sheet of the Reorganized Debtors, after giving effect to the consummation of the Plan on the Effective Date and the transactions contemplated by this Agreement (the “Pro-Forma Opening Balance Sheet”). Such Debtors 2003 Financial Statements, Debtors June 30, 2004 Financial Statements and Pro-Forma Opening Balance Sheet shall be prepared in accordance with generally accepted accounting principles and in compliance with Regulation S-X, as promulgated under the Securities Act. The costs of preparation of the foregoing financial statements, to the extent in excess of costs heretofore paid by PII for such work, shall be borne by the Reorganized Debtors.

(o)

Use of Penthouse and other Tradenames and Trademarks. On the Effective Date of the Plan, PII shall amend and restate its Articles of Organization to, among other things, change its corporate name to a name not using the word “Penthouse,” In addition, from and after the Effective Date of the Plan, neither the Purchaser nor any of the PII Group Parties shall use any trade mark, trade name or other intellectual property owned by or otherwise belonging to any of the Reorganized Debtors, except to the extent expressly permitted by the Licenses, the Transaction Processing Agreement or otherwise by this Agreement or any Exhibit hereto.

(p)

Return of Debtors’ Property Located at Townhouse. PII shall use its best efforts and shall support the Reorganized Debtors efforts, if any, to obtain all or certain of the personal property and assets currently owned by the Reorganized Debtors and located at the Townhouse.

(q)

Non-Competition Agreement. Concurrently with the Funding Date, PII shall deliver to the Bell/Staton Group Parties an agreement substantially in the form of Exhibit H annexed hereto (the “Non-Competition Agreement”) executed by Charles L. Samel and Jason Galanis, which shall provide that for a period of five years after the Effective Date of the Plan, neither of them shall compete, directly or indirectly, with the business of the Reorganized Debtors, as currently conducted; provided, that the foregoing Non-Competition Agreement shall not be deemed to prohibit their participation in the ownership and management of PII or CCI or their subsidiaries.

(r)

Certain Additional Payments and Dividend Distributions. PII hereby acknowledges that the Bell/Staton Group Parties have incurred certain $500,000 of costs and expenses, unrelated to the Bankruptcy Case, in connection with the Molina Collection Case, the PII Litigation, the negotiation of this Agreement and the preferred stock purchase agreement, dated as of August 31, 2004.  PII hereby agrees to reimburse the Bell/Staton Group Parties for such expenses.  Accordingly, on the Funds Release Escrow Date, PII shall instruct Newman & Newman P.C. to reimburse the Bell/Staton Group Parties in the amount of $500,000 for such expenses.  Such amount shall be , in addition to (an not in lieu of) the $500,000 to be wired to the Escrow Agent, as part of the Purchase Price pursuant to the Irrevocable Wire Instructions.  In addition, the Purchaser, on behalf of itself and any subsequent transferee of Subject Shares (including the Permitted Transferee) hereby irrevocably instructs the Reorganized General Media that the Senior Note Holder Parties are entitled to receive from the GMI Corporations following the Effective Date of the Plan, on a cumulative basis and in such proportions as among them as PET shall designate, preferential dividends equal to the sum of (i) $500,000, plus (ii) simple interest on such amount (calculated from the Funding Date to the date of full or partial payment) at the rate of 8% per annum, which shall be offset from any dividend payments or related distributions to be made with respect to the Subject Shares.

8.

Sale of Subject Shares to CCI.

(a)

On the Effective Date of the Plan, GMI Partners intends to sell and assign to CCI, or a newly formed Subsidiary of CCI, all of the Subject Shares, in exchange for securities of CCI.  Except for CCI or its subsidiary (the “Permitted Transferee”), prior to or on the Effective Date, GMI Partners shall not sell, transfer or assign any of the Subject Shares or agree to do so, to any Person, other than such Permitted Transferee.

(b)

On or before the Effective Date of the Plan, CCI shall execute and deliver a joinder or related agreement whereby such Person shall agree to perform and be bound by all of the terms and conditions of this Agreement and the Stockholders Agreement, as though it were an original Party signatory hereto.

9.

Miscellaneous.

(a)

Entire Agreement.  This Agreement, the Plan and all Exhibits and Schedules to the Plan and to this Agreement (collectively, the “Transaction Documents”), contains the entire agreement between the Parties hereto with respect to the subject matter hereof.  There are no agreements which are not set forth in the Transaction Documents.  This Agreement may not be amended or revised except by a writing signed by the Party to be charged with enforcement.

(b)

Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and Permitted Assigns.  Except as set forth in Section 8, none of the rights or obligations set forth in this Agreement may be assigned by any Party to any other Person, without the prior written consent of the Purchaser Representative and the Bell/Staton Group Representatives.

(c)

Survival. The covenants and agreements of the Parties set forth in Section 7 of this Agreement shall survive indefinitely the consummation of the purchase and sale of the Subject Shares contemplated hereby. The covenants and agreements of the Parties to the Stockholders Agreement shall continue to survive following consummation of this Agreement for the term of such Stockholders Agreement.

(d)

Separate Counterparts.  This Agreement may be executed in counterparts, each of which when so executed shall constitute an original and all of which when taken together shall constitute but one instrument.  A telephone line facsimile transmission of this Agreement bearing a signature on behalf of a Party hereto shall be legal and binding on such Party.

(e)

Expenses.  Each of Bell/Staton Group Parties and the PII Group Parties agree to pay their respective costs and expenses in connection with the negotiation and execution of this Agreement.

(f)

Cumulative Remedies.  The remedies of the Parties hereunder shall be cumulative, and the exercise by any of the Parties of any of its remedies at law or in equity to recover any damages shall not affect any other remedy available to such Party or Parties and the exercise by any Party or Parties of any of its remedies at law or in equity to recover any damages shall not affect any other remedy available to such Party or Parties.

(g)

Notices.  Except as otherwise expressly provided herein, all notices hereunder, to be effective, shall be in writing and shall be mailed by certified mail, postage and fees prepaid, or delivered personally or by telephone line facsimile transmission to the Party to be notified as set forth on the signature pages of this Agreement, and shall be effective on receipt.  A Party may change the address to which such communications are to be directed to it by giving written notice to the other Parties hereto of such change in the manner above provided.  Copies of all notices shall be sent to counsel to the respective Parties; being the same counsel designated in the Preferred Stock Purchase Agreement.

(h)

Severability.  The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision.

(i)

No Waiver.  The failure of a Party at any time or times to require performance of any provision hereof shall in any manner affect its right at a later time to enforce the same.  No waiver by a Party of any condition, or of the breach of any term, covenant, representation, warranty or agreement contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, warranty or agreement contained in this Agreement.

(j)

Reviewed by Attorneys. Each of the Parties represents to all other Parties that he or it (A) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (B) has been afforded an opportunity to have this Agreement reviewed by, and to discuss this Agreement and document executed in connection herewith with, such attorneys and other persons as such Party may wish, and (C) has entered into this Agreement and executed and delivered all documents in connection herewith of his or its own free will and accord and without threat, duress or other coercion of any kind by any person or entity.  The Parties hereto acknowledge and agree that neither this Agreement nor the other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which Party or which Party’s counsel drafted the same, it being acknowledged that all Parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

(k)

Governing Law; Consent to Jurisdiction and Process; Waiver of Jury Trial; Process Agents.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  THE PARTIES HERETO CONSENT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, SITTING IN THE COUNTY OF NEW YORK AND FURTHER CONSENT THAT ANY PROCESSOR NOTICE OR OTHER APPLICATION TO ANY COURT OR A JUDGE THEREOF MAY BE SERVED WITHIN OR WITHOUT THE STATE OF NEW YORK BY CERTIFIED MAIL OR BY PERSONAL SERVICE, PROVIDED A REASONABLE TIME FOR APPEARANCE IS ALLOWED.  EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.  The Bell/Staton Group Parties hereby designate Milberg Weiss Bershad & Schulman LLP, or any other law firm with whom Arnold N. Bressler, Esq. may be affiliated (the “Bell/Staton Group Parties Agent”) as their agent for service of process, and the PII Group Parties hereby designate Gersten Savage Kaplowitz Wolf & Marcus LLC, or any other law firm with whom Stephen A. Weiss, Esq. may be affiliated (the “PII Group Parties Agent”) as their agent for service of process.

Concurrently with the execution and delivery of this Agreement, the PII Group Parties shall execute and deliver to the Bell/Staton Group Parties an Appointment Letter appointing the PII Group Parties Agent as their respective designee, appointee and agent to receive, accept and acknowledge, for and on behalf of the PII Group Parties, service of any and all legal process, summons, notices and documents which may be served in any action, suit or proceeding relating to this Agreement, any Exhibit hereto or the transactions contemplated hereby with respect to any action filed before the courts of the United States District Court of the Southern District of New York or of the courts of the State of New York sitting in New York, Borough of Manhattan, which service may be made on any such designee, appointee and agent in accordance with legal procedures prescribed for such courts.  Similarly, the Bell/Staton Group Parties shall execute and deliver to the PII Group Parties an Appointment Letter appointing the Bell/Staton Group Parties Agent as their respective designee, appointee and agent to receive, accept and acknowledge, for and on behalf of the Bell/Staton Group Parties, service of any and all legal process, summons, notices and documents which may be served in any action, suit or proceeding relating to this Agreement, any Exhibit hereto or the transactions contemplated hereby with respect to any action filed before the courts of the United States District Court of the Southern District of New York or of the courts of the State of New York sitting in New York, Borough of Manhattan, which service may be made on any such designee, appointee and agent in accordance with legal procedures prescribed for such courts.  Each of the Parties agree to take any and all action necessary to continue such designation in full force and effect and should such designee, appointee and agent become unavailable for this purpose for any reason, the PII Group Parties or the Bell/Staton Group Parties, as applicable, shall immediately deliver an Appointment Letter to a new designee, appointee and agent with offices in New York, New York, reasonably satisfactory to the other Parties, which shall irrevocably agree to act as such, with the powers and for purposes specified in this Section 9(k).  Each of the Parties agrees that service upon their respective Process Agent as provided for herein shall constitute valid and effective personal service upon such Parties with respect to all matters and that the failure of Process Agent to give any notice of such service to any of the Parties designating such Process Agent shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.

(l)

Headings.  The Article and Section headings, captions, headers and footers contained in this Agreement are for convenience only and shall not form part of or affect the interpretation of this Agreement.

(m)

Further Assurances.  Each Party to this Agreement will perform any and all acts and execute any and all documents as may be reasonably necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective representatives thereunto duly authorized, as of the date first above written.

PET CAPITAL PARTNERS, LLC

By:

Naft Ventures I LLC, Managing Member

By:______________________________________

Name:

Marc H. Bell

Title:

Managing Member

ABSOLUTE RETURN EUROPE FUND

By:

Pet Capital Partners LLC, Attorney-in-Fact

By:

Naft Ventures I LLC, Managing Member

By:______________________________________

Name:

Marc H. Bell

Title:

Managing Member

EUROPEAN CATALYST FUND

By:

Pet Capital Partners LLC, Attorney-in-Fact

By:

Naft Ventures I LLC, Managing Member

By:______________________________________

Name:

Marc H. Bell

Title:

Managing Member

NAFT VENTURES I LLC

By:______________________________________

Name:

Marc H. Bell

Title:

Managing Member

SUSAN DEVINE

By:

Pet Capital Partners LLC, Attorney-in-Fact

By:

Naft Ventures I LLC, Managing Member

By:______________________________________

Name:

Marc H. Bell

Title:

Managing Member

_________________________________________

MARC H. BELL

_________________________________________

DANIEL STATON

_________________________________________

Dr. LUIS ENRIQUE MOLINA GALEANA

PENTHOUSE INTERNATIONAL INC.

By:______________________________________

Name:

Charles L. Samel

Title:

Executive Vice President

THE MOLINA VECTOR INVESTMENT TRUST

By:______________________________________

Name:

Dr. Luis Enrique Molina Galeana

Title:

Trustee

GMI INVESTMENT PARTNERS

By:______________________________________

Name:

A.J. Nasser, Partner

MILBERG WEISS BERSHAD & SCHULMAN LLP

By:______________________________________

Arnold N. Bressler, a Member of the Firm